Exhibit 99.1

Matrixx Initiatives, Inc. Reports Record Third Quarter 2004 Results
Net Sales Increased 26% and Net Income Is Up 33%

PHOENIX, October 25, 2004; Matrixx Initiatives, Inc. (Nasdaq: MTXX), developer and distributor of the expanding line of Zicam® products, today announced financial results for the third quarter and the nine-months ended September 30, 2004. For the third quarter of 2004, revenue increased 26 percent to approximately $16.9 million compared to approximately $13.4 million in the comparable quarter of 2003. The Company reported net income for the third quarter 2004 of approximately $3.7 million, or $0.39 per share, compared to net income of approximately $2.8 million, or $0.29 per share, in the third quarter of 2003.

For the nine months ended September 30, 2004, net sales increased to $33.2 million, or 31 percent above net sales for the first nine months of 2003 of $25.3 million. Net income increased 42 percent for the first nine months of 2004 to approximately $3.3 million, or $0.34 per share, compared to approximately $2.3 million, or $0.25 per share, in 2003.

Carl Johnson, President and Chief Executive Officer, stated, “We are very pleased to report record third quarter sales and earnings for the Company. The acceptance of new Zicam products by retailers and the growing brand recognition among consumers has been instrumental to our growth. Zicam has continued to be one of the fastest growing OTC brands. Retail sales of Zicam branded products continued to experience higher growth rates than the category as a whole. For the 12 weeks ended September 5, retail consumption (three-outlet syndicated scanner data; not including Wal-Mart) of the Zicam brand was up approximately 29% while the total cough/cold category was up only 2% compared to the prior year.

Mr. Johnson continued, “The third quarter was an exciting time for the Company as we focused on selling products to retailers in preparation for the cough/cold season which usually begins in September. We also finalized marketing, promotional, and advertising campaigns for the upcoming cough/cold season, and we continued to focus our efforts on reaching more consumers who can benefit from Zicam products. With the addition of our new Zicam Cough Mist line, the Company is now marketing Zicam products within the cold, allergy & sinus, and cough segments of the $3.5 billion cough/cold category. We expect the extension of the Zicam brand to have an effect on the mix of products sold and we anticipate sales of allergy & sinus as well as cough products to become a larger percentage of product sales in the future. I am happy to report that we have sold over one million units of our new Zicam Cough Mist products since we began shipping to retailers in July.”

“Sales and consumption of Zicam products have continued to grow, and subject to a number of other assumptions including the intensity and timing of this year’s cold season and no additional adverse publicity, we continue to believe we will achieve our previous guidance of a 30% increase in revenue and net income for 2004 compared to 2003. For the full year 2003 the Company recorded $43.5 million in sales and $0.35 in earnings per share. The Company is presently evaluating 2005 business plans. The challenges faced by the company have, as previously reported, slowed new product development activity. We expect that, and the high level of legal expenses may slow the rate of net income growth compared to that achieved in recent years.”

According to William Hemelt, Executive Vice President and Chief Financial Officer, “Gross margin increased to 69% during the third quarter of 2004 compared to 68% in the third quarter of 2003. We continue to try to manage costs and our goal is to increase gross margin to 70% for the year. We continuously monitor inventory levels in order to meet peak demand during the cough/cold season. The Company’s inventory levels have grown with the addition of the six new Cough Mist products and we believe our inventory level and production plans will meet expected demand. We are working very closely with our manufacturing partners to insure all of our products are available through this year’s cough/cold season. Increased legal expense continues to put pressure on operating income. We expect the current level of legal expense to continue into the foreseeable future. For the nine months ended September 30, 2004, legal expense increased almost $2.8 million to approximately $3.3 million from approximately $562,000 during the same period in 2003. Considering the significant increase in legal expense, it is noteworthy that net income has increased 42 percent for the first nine months of the year relative to the 31 percent increase in net sales. The higher percentage growth in net income relative to sales demonstrates the value of our business model.”

Third Quarter 2004 Consolidated Financial Results

	2004	2003	2004	2003
($000s)	3rd Qtr	3rd Qtr	YTD	YTD
Net Sales	$16,905	$13,374	$33,229	$25,270
Cost of Sales	5,235	4,215	10,405	8,010

Gross Profit	11,670	9,159	22,824	17,260
Operating Expenses	5,429	3,756	16,317	11,620
Research and Development	353	795	1,346	1,702

Income from Operations	5,888	4,608	5,161	3,938
Total Other Income (expense)	248	1	322	(77)

Net Income Before Tax	6,136	4,609	5,483	3,861
Income Tax Expense	2,459	1,846	2,199	1,548

Net Income	$3,677	$2,763	$3,284	$2,313

Net Income per Diluted Share	$0.39	$0.29	$0.34	$0.25
Average Shares Outstanding (mil)	9.5	9.4	9.6	9.4

Selected Balance Sheet Information

($000s)	Sept. 30, 2004	Dec. 31, 2003	Sept. 30, 2003
Cash and Marketable Securities	$4,668	$10,683	$6,613
Accounts Receivable — Trade	$12,273	$11,472	$9,594
Inventory	$8,895	$3,268	$3,776
Restricted Cash	$5,036	$0	$0
Total Assets	$54,043	$50,077	$44,981
Current Liabilities	$11,756	$11,287	$7,652
Working Capital	$17,617	$17,580	$14,912
Total Debt	$2,000	$0	$2,720
Shareholders’ equity	$42,287	$38,790	$37,330

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables; Zicam Cold Remedy Oral Mist; and Zicam Cold Remedy RapidMelts; Zicam Allergy Relief; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in July 2004 Matrixx began distributing six new Cough Mist products for the 2004-2005 cough/cold season. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that allergy & sinus and cough products will become a larger percentage of product sales in the future (ii) our expectation that the extension of the Zicam brand will have an effect on the mix of products sold, (iii) our belief that subject to a number of assumptions we will achieve our previous guidance of a 30% increase in revenue and net income for 2004 compared to 2003; (iv) our expectation that the rate of net income growth may slow; (v) our goal of increasing gross margin to 70 percent for the full year; (vi) our belief that inventory levels and production will be sufficient to meet expected demand and; (vii) our expectations that the current level of legal expense will continue into the foreseeable future. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the

Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2004 and the Company’s Quarterly Report on Form 10-Q filed in August 2004, under the heading “Risk Factors”, both filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.